Exhibit 99.1

Investor, Customer and Employee Q&A
Dated August 15, 2012

General Matters
Q:	What did the company announce?
A:
We announced that we entered into a merger agreement with an affiliate of Swander Pace Capital, a private investment fund. Under the terms of the merger agreement, we agreed to be acquired by Swander Pace for $4.25 per share in cash, or a total of approximately $65 million. We refer to the acquisition of our company by Swander Pace as the "merger" and the agreement we signed with Swander Pace as the "merger agreement."

Our board of directors established a special committee made up of independent directors of our board of directors to direct and oversee an exploration of strategic alternatives available to our company to maximize shareholder value. The special committee conducted a review of our company's alternatives with its independent financial and our legal advisors. The board, based upon the recommendation of this special committee, determined that this transaction offered the best value for our stockholders.

Our board of directors is recommending the merger to our stockholders. The transaction represents an opportunity for our stockholders to immediately realize liquidity for their investment and provides certainty of value for their shares. While the transaction is a significant change for our company, we believe our objectives, strategies and values will not change and expect to continue the growth of our business. Swander Pace will be making a large financial investment and has communicated to us its interest in growing our company and achieving success in the current retail environment.

Q:	Will the company remain public?
A:
Immediately following the closing of this transaction, which we refer to as the "closing," all of our common stock will be owned by Swander Pace and its affiliates. Our common stock will cease to be listed on NASDAQ and we will cease filing reports required of public companies by the SEC. As a private company, our stock will no longer be available to public investors.

Q:	Why did the board decide to sell the company?
A:
We are committed to serving three primary constituents - our stockholders, our customers and our employees. We believe becoming a private company will provide numerous benefits for our stockholders, our customers and our employees, including:

- Liquidity to stockholders at a significant premium to recent trading prices. The $4.25 per share price represents premium of approximately 15% over our Company's closing stock price on August 14, 2012 and a 21% premium to our Company's one-month volume-weighted average price of $3.50 per share.

- Greater flexibility to manage with a long-term perspective rather than managing to short-term or Wall Street expectations.

- Relief from requirements to disclose publicly information which puts us at a disadvantage to our non-public competitors.

- The reduction in expenses associated with being a public company, including legal, accounting, investor relations, insurance, stock exchange and transfer agent costs, will allow us to compete more effectively in the marketplace and add value to our customers and employees.

Q:	When will the transaction be completed?
A:
The merger agreement provides that either party may terminate the agreement if the closing of the transaction does not occur on or before December 31, 2012. Our goal is to close the transaction as soon as practical.

Q:	What are the next steps?

A:
In the coming weeks, we will file a preliminary proxy statement with the SEC. This filing will contain information about the transaction, the process completed by our board of directors and special committee in connection with the transaction and the stockholder meeting we will hold at which our stockholders will vote on the transaction. Once the SEC's review of the preliminary proxy statement is complete, we will file a definitive proxy statement with the SEC and mail it to our stockholders.

The merger will close if it is approved by the holders of a majority of the outstanding shares of our common stock and other closing conditions are satisfied. We anticipate that the merger will close by the end of 2012.

Q:	How was the purchase price determined?
A:
The purchase price of $4.25 was determined following arms' length negotiations between our special committee, assisted by its financial and our legal advisors, and Swander Pace, assisted by its legal advisors. Agreement on the $4.25 price followed a lengthy auction process where Swander Pace and other potential acquirers made competing bids to acquire our company. The special committee also received a fairness opinion from financial advisor Blackstone Advisory Partners L.P.

Q:	How can I obtain more information about the transaction?
A:	More information will be made available in the proxy statement.

Employee Matters
Q:	What will happen to the company's employees and operations?
A:
Swander Pace is making a large investment in our company. Swander Pace has advised us that it intends to strengthen our company's historical core principles that will guide our business while Swander Pace and our company's management implement a plan designed to grow our business in the future. Swander Pace believes, as do we, that our employees bring a wealth of experience and knowledge to this business. We do not expect this transaction to result in significant changes in the number of our employees.

Q:	Will there be any changes to employee compensation?
A:
We do not expect the change in ownership to have a material impact on current compensation levels. Swander Pace has generally agreed to provide employees with base salary and wages that are no less favorable than those in effect before the transaction is consummated.

Q:	Will there be any changes to my benefits?
A:
We are not aware of any plans to change the benefits provided to our employees, and Swander Pace has generally agreed to maintain benefits that are substantially comparable in the aggregate to those provided to our employees before the transaction is consummated.

Q:	What happens to my current options?
A:
The vesting of all outstanding options will accelerate in connection with the merger. Upon the closing of the merger, all outstanding options not previously exercised will be terminated or cancelled and converted into the right to receive a cash payment equal to the "in-the-money" value, if any, of such options as fully vested, based on the $4.25 acquisition price, less applicable withholding taxes. Options that are "out-of-the-money" - that is, having an exercise price per share that is equal to or greater than $4.25 - will be canceled at the closing of the merger without payment to holders of those options.

To illustrate the treatment for options, assume that Employee A has two options grants. Option 1 is for 1,000 shares at an exercise price of $5.00 per share, and is 100% vested as of May 1, 2012. Option 2 is for 2,000 shares at an exercise price of $3.00 per share, and is 25% vested as of May 1, 2012. All options under both Option 1 and Option 2 that have not been exercised and that have not expired as of the closing of the merger will be canceled at the closing. Because Option 2 is "in-the-money" and assuming no exercises or expirations, Employee A will be entitled to $2,500 at the closing, reduced by applicable withholding taxes. That dollar amount is calculated by multiplying the 2,000 shares in Option 2 by the $1.25 difference between $4.25 and $3.00. Because Option 1 is out-of-the-the-money, it will have no value at the closing.

Q:	Can I still exercise vested options before the transaction is closed?

A:	Yes, any vested stock options may be exercised, unless you are prohibited from doing so under other company policies.
Q:	What can I say to friends, colleagues and family, if they ask me questions?
A:
You may speak openly about the transaction and the information you've been provided as long as it is in the public domain. This Q&A document will be in the public domain. Some employees may be privy to non-public information and they must keep that information confidential as always.

Q:	Whom do I ask if I have additional questions?
A:
We will share additional information in the proxy statement and in other announcements and discussions from time to time. We may publish a supplemental Q & A document as more questions arise. Please send any additional questions to Rae.Kearney@physiciansformula.com or ask Rae Kearney, our Director of Human Resources.

Customers
Q:	How will this transaction affect customers?
A:	We do not expect this transaction to affect our customers, either before or after the transaction closes. Customers can continue to expect the superior products we offer.

Additional Information and Where to Find It
The Company intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and intends to furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. Before making any voting decision, Physicians Formula's stockholders are urged to read the proxy statement and those other materials carefully and in their entirety because they will contain important information about the Company and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any other documents filed by Physicians Formula with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Physicians Formula by directing a request by mail to Physicians Formula Holdings Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of the Company's website at www.physiciansformula.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders in connection with the proposed transaction. Information about the Company's directors and executive officers is set forth in the Company's proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on November 4, 2011, and its Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 7, 2012 and amended on Form 10-K/A filed with the SEC on April 25, 2012. These documents are available free of charge at the SEC's website at www.sec.gov, and from the Company by directing a request by mail to Physicians Formula Holdings Inc., 1055 W. 8th Street, Azusa, CA 91702, or from the Investor Relations section of the Company's website at www.physiciansformula.com . Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that the Company intends to file with the SEC.
Safe Harbor Statement
This Q&A contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements relating to the completion of this transaction. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) the Company may be unable to obtain stockholder approval as required for the transaction; (2) conditions to the closing of the transaction may not be satisfied; (3) the transaction may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (5) the outcome of any legal proceedings related to the transaction; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, as amended on Form 10-K/A filed with the SEC on April 25, 2012, available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.